For Immediate Release
May 7, 2019

Southwest Gas Holdings, Inc. Announces First Quarter 2019 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $1.77 per diluted share for the first quarter of 2019, a $0.14 increase from consolidated earnings of $1.63 per diluted share for the first quarter of 2018.  Consolidated net income was $94.8 million for the first quarter of 2019, compared to consolidated net income of $79.1 million for the first quarter of 2018.  The natural gas segment had net income of $103.4 million in the first quarter of 2019 compared to net income of $90.3 million in the first quarter of 2018, while the utility infrastructure services segment had a net loss of $8 million in the current quarter compared to a net loss of $11 million in the first quarter of 2018.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period. Consolidated current quarter results include $7.6 million, or $0.14 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included a $700,000 loss, or $0.01 per share, associated with COLI policies.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said:  “We are pleased to report diluted earnings per share of $1.77 for the first quarter of 2019, an improvement from $1.63 per share for the first quarter of 2018.  Natural gas segment results improved $13 million between quarters due to the combined effects of rate relief, customer growth and income from the COLI policies.  Results for our utility infrastructure services segment improved $3 million between the first quarter of 2019 and the first quarter of 2018. This improvement reflects the first full quarter of the integration of Linetec’s operations.

"Our natural gas operations segment serves areas where populations and economies are growing at rates that outpace the national average, particularly in the metropolitan areas of Las Vegas and Phoenix.  As a result, we are experiencing some of the highest customer growth among natural gas utilities, and were recently ranked as one of the easiest utilities with which to do business.  We are future focused on performance we achieve, partnerships we form, and the possibilities that lie ahead, including improvements we expect to realize from our recently filed $57 million utility operations general rate application in Arizona.”

For the twelve months ended March 31, 2019, consolidated net income was $198 million, or $3.91 per share, compared to $203.6 million, or $4.23 per share, for the twelve-month period ended March 31, 2018.  The current twelve-month period includes $5.1 million, or $0.10 per share, in other income due to increases in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of $6.8 million, or $0.14 per share.  Natural gas segment net income was $151.9 million in the current twelve-month period,

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and $170.2 million in the prior-year period.  Utility infrastructure services segment net income was $47.9 million in the current twelve-month period and $34.7 million in the prior-year period.

Natural Gas Operations Segment Results

First Quarter

Operating margin increased $19 million, including a $4 million increase attributable to customer growth, as 32,000 net new customers were added during the last twelve months.  Rate relief in California and Nevada added an additional $4 million in operating margin.  Higher reserves for the regulatory impacts of tax reform recognized in the prior-year quarter resulted in a $4 million improvement in operating margin between quarters.  The remaining increase includes the combined impact of surcharge recoveries for infrastructure replacement programs and other mechanisms, in addition to changes in other miscellaneous revenues and margin from customers outside the decoupling mechanisms, offset by a $4.7 million one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism.

Operations and maintenance expense increased $3.4 million, or 3%, between quarters due to higher pipeline integrity management and damage prevention programs and other general costs mitigated by a decrease in pension and medical costs between quarters.  Depreciation and amortization expense increased $7.7 million primarily due to regulatory account amortization notably associated with programs in California and an 8% increase in average gas plant in service since the corresponding quarter a year ago.

Other income and deductions improved $10.5 million between quarters primarily due to an increase in income from COLI policies.  The current quarter reflects a $7.6 million increase in COLI policy cash surrender values, while the prior-year quarter reflected a $700,000 COLI-related loss.  Net interest deductions increased $3.8 million primarily due to higher interest associated with the issuance of $300 million of senior notes in March 2018, higher borrowings under the revolving credit and term-loan facility, and the carrying cost on Purchased Gas Adjustment (“PGA”) balances payable in the current period.

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Twelve Months to Date

Operating margin increased $18 million between the twelve-month periods.  Customer growth provided $11 million and combined rate relief in the Nevada and California jurisdictions provided $5 million of incremental operating margin.  The remaining increase includes recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues, net of reserve and related regulatory adjustments associated with the impacts of tax reform.

Operations and maintenance expense increased $18.5 million between periods, including higher technology, administrative and other general cost increases.  Included in the increase were pension-related service cost and expenditures for pipeline damage prevention programs, which increased $3 million and $3.5 million, respectively.  Depreciation and amortization expense increased $8.8 million between periods due to the impacts of an 8% increase in average gas plant in service. Taxes other than income taxes increased $2.4 million between periods primarily due to higher property taxes associated with net plant additions.

Other income and deductions improved $3.1 million between the comparative twelve-month periods due to an increase in interest income related to the gas infrastructure replacement mechanism in Nevada and the equity component of the allowance for funds used during construction (“AFUDC”) resulting from higher construction expenditures and higher AFUDC rates in the current period.  Income from increases in the cash surrender value of COLI policies and net death benefits recognized was $5.1 million in the current period and $6.8 million in the prior-year period.  Net interest deductions increased $13.8 million between periods due to higher interest associated with issuance of the $300 million of senior notes in March 2018, higher credit facility borrowings, and impacts from PGA balances payable in the current period.

Utility Infrastructure Services Segment Results

First Quarter

Revenues increased $52.8 million in the first quarter of 2019 compared to the same period in 2018 primarily due to incremental revenues of $47.6 million associated with operations of Linetec Services, LLC (“Linetec”), which was acquired in November 2018, and to a higher volume of pipe replacement work under blanket and bid contracts.

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Utility infrastructure services expenses increased $41.5 million between quarters, including $37.9 million of Linetec expenses, and costs to complete additional pipe replacement work, in addition to higher labor-related costs incurred to complete work during inclement weather conditions in the current-year quarter.

Depreciation and amortization increased $7.4 million between quarters, $5.7 million of which resulted from the Linetec acquisition, including amortization of finite-lived intangible assets and depreciation of property and equipment, in addition to additional equipment purchased to support the growing volume of work performed.

Twelve Months to Date

Revenues increased $260.8 million in the current twelve-month period compared to the prior-year period, including approximately $61.7 million in revenues from Linetec (acquired in November 2018).  New England Utility Constructors, Inc. (“Neuco”), acquired in November 2017, provided revenues of approximately $155.4 million and $31.2 million during the comparative twelve-month periods ended March 31, 2019 and 2018, respectively.  In addition, revenues were favorably impacted by work performed by Centuri on non-routine projects with customers.

Utility infrastructure services expenses increased $213.2 million between periods primarily due to related expenses for Linetec and Neuco of $48.1 million and $78.6 million, respectively, in addition to more pipe replacement work and higher labor-related operating expenses to support growth in operations.  Gains on sale of equipment (reflected as an offset to construction expenses) were $1.7 million and $4.1 million for the twelve-month periods of 2019 and 2018, respectively.

Depreciation and amortization increased $14.5 million between periods primarily due to incremental depreciation and amortization of finite-lived tangible and intangible assets recognized from the Linetec and Neuco acquisitions and an increase in depreciation for additional equipment purchased to support the growing volume of work being performed.  Net interest deductions increased $5 million between periods due primarily to higher average debt outstanding and amortization of debt issuance costs.

Income tax expense for the twelve months ended March 31, 2018 was favorably impacted by approximately $12 million of one-time tax benefits related to the remeasurement of deferred tax balances when U.S. tax reform was enacted in December 2017.

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Outlook for 2019

Management affirms estimated 2019 diluted earnings per share of between $3.75 and $4.00 and the following expectations:
Natural Gas Operations Segment:
•
Operating margin for 2019 is anticipated to benefit from customer growth (similar to 2018), infrastructure tracker mechanisms, expansion projects, and rate relief, including from the recently concluded Nevada general rate proceeding and California attrition.  Combined, these items are expected to produce an increase in operating margin of 4% to 5%.

•	On a comparative basis, operating income is expected to increase modestly.
•	Capital expenditures in 2019 are estimated at approximately $710 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Utility Infrastructure Services Segment:
•
Centuri has a strong base of large utility clients that are expected to sustain, and over time, grow its business.  That, coupled with the Linetec acquisition, is expected to result in revenues for 2019 that are 15% to 20% greater than 2018 levels.

•	Operating income is expected to be approximately 6.0% to 6.5% of revenues.
•	Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests. Changes in Canadian exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North American’s gas and electric providers.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2019.  In addition, the statements under the heading “Outlook for 2019” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues and operating income percentage of revenues will transpire.  Because of these and other factors, the Company can provide no assurances that estimates of 2019 earnings per share will be realized.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2019	2018

Consolidated Operating Revenues	$833,539	$754,330

Net Income applicable to Southwest Gas Holdings	$94,809	$79,091

Average Number of Common Shares	53,369	48,416

Basic Earnings Per Share	$1.78	$1.63

Diluted Earnings Per Share	$1.77	$1.63

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$520,677	$494,313
Less: Net Cost of Gas Sold	192,604	185,732
Operating Margin	$328,073	$308,581

TWELVE MONTHS ENDED MARCH 31,	2019	2018

Consolidated Operating Revenues	$2,959,222	$2,648,385

Net Income applicable to Southwest Gas Holdings	$197,995	$203,624

Average Number of Common Shares	50,640	48,105

Basic Earnings Per Share	$3.91	$4.23

Diluted Earnings Per Share	$3.91	$4.23

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,384,092	$1,334,019
Less: Net Cost of Gas Sold	426,260	393,898
Operating Margin	$957,832	$940,121

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	March 31,		March 31,
	2019	2018	2019	2018

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$103,389	$90,349	$151,882	$170,229
Contribution to net income - utility infrastructure services	(8,031)	(11,001)	47,947	34,693
Corporate and administrative	(549)	(257)	(1,834)	(1,298)
Net income	$94,809	$79,091	$197,995	$203,624

Basic earnings per share	$1.78	$1.63	$3.91	$4.23
Diluted earnings per share	$1.77	$1.63	$3.91	$4.23

Average common shares	53,369	48,416	50,640	48,105
Average shares (assuming dilution)	53,424	48,459	50,701	48,139

Results of Natural Gas Operations
Gas operating revenues	$520,677	$494,313	$1,384,092	$1,334,019
Net cost of gas sold	192,604	185,732	426,260	393,898
Operating margin	328,073	308,581	957,832	940,121
Operations and maintenance expense	105,542	102,190	408,165	389,687
Depreciation and amortization	57,612	49,961	199,467	190,688
Taxes other than income taxes	16,206	15,257	60,847	58,421
Operating income	148,713	141,173	289,353	301,325
Other income (deductions)	5,946	(4,603)	(6,691)	(9,747)
Net interest deductions	23,099	19,255	85,584	71,778
Income (loss) before income taxes	131,560	117,315	197,078	219,800
Income tax expense (benefit)	28,171	26,966	45,196	49,571
Contribution to net income (loss) - gas operations	$103,389	$90,349	$151,882	$170,229

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
March 31, 2019

FINANCIAL STATISTICS
Market value to book value per share at quarter end	187%
Twelve months to date return on equity -- total company	9.6%
-- gas segment	8.6%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	904 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.65	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
THREE MONTHS ENDED	TWELVE MONTHS ENDED
MARCH 31,	MARCH 31,
(In dekatherms)	2019	2018	2019	2018
Residential	41,668,515	32,402,887	78,966,712	65,687,756
Small commercial	13,037,797	11,231,824	32,340,140	29,508,235
Large commercial	2,806,205	2,623,482	9,437,539	9,165,329
Industrial / Other	1,149,034	994,966	3,929,392	3,472,374
Transportation	28,348,094	22,940,837	110,462,362	97,184,364
Total system throughput	87,009,645	70,193,996	235,136,145	205,018,058

HEATING DEGREE DAY COMPARISON
Actual	1,173	849	1,854	1,368
Ten-year average	997	982	1,709	1,694

Heating degree days for prior periods have been recalculated using the current period customer mix.